Exhibit 99.1

Internet of Things (IoT) Solutions Provider Acorn Achieves Q4 Net Income

and Positive Operating Cash Flow for Q4 & FY 2020;

Hosts Investor Call Today 11am ET

Wilmington, DE – March 16, 2021 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by generators, gas pipelines, air compressors and other industrial equipment through its OmniMetrix subsidiary, today announced results for its fourth quarter (Q4’20) and full year ended December 31, 2020. Acorn will host an investor call today at 11:00 a.m. ET to discuss its results and outlook (details below).

Jan Loeb, Acorn’s CEO, commented, “Despite significant business challenges posed by COVID-19, Acorn was able to achieve operating profitability on a consolidated basis in the fourth quarter and positive cash flow for the quarter and full year. Going forward, we believe Acorn is on track to achieve our long-standing goal of profitability and positive cash flow on a consolidated basis in fiscal 2021 and beyond. Importantly, Acorn has nearly $70 million of net operating loss carryforward tax assets (NOLs) which will largely shield future income from taxes, thereby positively impacting our future cash flows.

“While business development efforts were severely constrained by the pandemic during 2020, the strength of our value proposition and business model enabled Acorn to achieve year-over-year revenue growth on a GAAP basis and maintain sales at 2019 levels on a cash basis. In addition we were also successful in further strengthening our gross margin to 69.8% in FY 2020 from 65.4% in FY 2019, based on margin improvements in both monitoring and hardware revenue.

“We believe we are well positioned to achieve further top-line and bottom-line growth in our business in fiscal 2021 as business conditions gradually return to a more normalized state. Late in 2020, we began reengaging in sales dialogues with larger companies that had halted in person meetings for much of the year. We also recently added two new sales engineers to support business development efforts in both our PG and CP segment, and we expect the momentum of business activity to build as the impact of the pandemic subsides.

“Our growth and technology leadership is also supported by new product launches, which during 2020 included our Smart Annunciator solution that provides status updates on critical electrical systems and our upgraded OmniPro data management software used for pipeline corrosion protection. We continue to invest in new product development and expect to have additional new product enhancements and launches during 2021.

“We substantially strengthened our financial position during 2020, increasing cash by $816,000 to over $2 million at year end, reflecting $464,000 in operating cash flow and net Paycheck Protection Program (“PPP”) loan proceeds of $421,000, partially offset by some investments into the business. Our strengthened balance sheet provides a solid foundation to advance the company and to consider value-enhancing growth opportunities.

“Fortunately, our business has proven to be very resilient over the past year. We believe this strength is due to the value and ROI that remote monitoring solutions deliver versus labor-intensive alternatives. Our clear value proposition, combined with continued low levels of penetration for industrial monitoring and the overall Internet of Things (“IoT”) network, give us confidence in the long term growth opportunities for our business. We continue to target average annual revenue growth of 20% and expect to return to a trajectory more in line with that goal in 2021.”

OmniMetrix Summary Financial Results

($ in thousands)	2020	2019	Change
Monitoring revenue	$3,819	$3,327	14.8%
Hardware revenue	$2,103	$2,163	-2.8%
Total revenue	$5,922	$5,490	7.9%
Gross profit	$4,131	$3,590	15.1%
Gross margin	69.8%	65.4%

All of Acorn’s revenue currently derives from its 99%-owned operating subsidiary, OmniMetrix.

OmniMetrix revenue grew 8% to $5.9M in 2020 from $5.5M in 2019, attributed primarily to a 15% increase in monitoring revenue, offset by a 3% decrease in hardware revenue. Monitoring revenue growth reflects an increase in the number of units being monitored; whereas the decline in hardware sales principally reflects business development disruptions caused by COVID-19 with the most significant negative impact occurring in the corrosion protection (CP) segment where the customer base is large corporations. Revenue in Q4’20 was 14% higher than Q4’19 revenue as a result of increases in both monitoring and hardware revenue. In accordance with GAAP, hardware sales are deferred and recognized to revenue over the estimated life of the unit (three years); thus, 2020 revenue includes amortization of hardware sales made in the prior twenty-four months as well.

Gross profit grew 15% in 2020, driven by a greater percentage of total revenue from monitoring, which has a higher gross margin, and due to a change in the product mix. Gross margin on hardware increased to 44% in 2020 from 38% in 2019, due to reduced costs on new power generation (PG) products and a more cost efficient CP product mix. Gross margin on monitoring revenue remained strong at 84% in both 2020 and 2019. In Q4’20, gross profit grew 17% to $1,110,000 vs. $946,000 in Q4’19 and gross margin had a nominal increase to 69% from 68% in Q4’19.

OmniMetrix’s total operating expense increased 4% to $3,551,000 from $3,413,000 in 2019, principally due to a $60,000 or 11% increase in research and development (“R&D”) expense and a $79,000 or 3% increase in selling, general and administrative (“SG&A”) expenses. The increase in R&D expense was for the continued development of next generation products and the exploration of possible new product lines. OmniMetrix’s Q4’20 total operating expenses increased 4% to $888,000 from $857,000 in Q4’19.

Management expects a moderate increase in R&D expense in 2021 as OmniMetrix continues to work on certain initiatives to redesign products and expand product lines to build on its technology leadership and support market share gains. Management anticipates that SG&A costs will increase approximately 15% in 2021 due to having a fully staffed and expanded sales team and continued investments in technology and operations.

OmniMetrix generated operating income of $580,000 in 2020 versus operating income of $177,000 in 2019, principally due to increased revenue combined with gross margin expansion, partially offset by modestly higher operating expenses. OmniMetrix’s Q4’20 operating income increased to $222,000, compared to $89,000 in Q4’19.

Acorn Consolidated Financial Results

For the year, Acorn’s corporate SG&A costs increased by $14,000 (2%) to $890,000 in 2020, principally due to higher professional fees. In Q4’20, corporate SG&A was $213,000 vs. $197,000 in Q4’19, also relating to higher professional fees.

Acorn recognized a gain of $421,000 in Q4’20 and the full year 2020 on the extinguishment of OmniMetrix’s PPP loan, pursuant to the loan’s terms. Including the PPP gain, net income attributable to Acorn shareholders improved to $69,000, or $0.00 per share, in 2020, as compared to a net loss of $618,000, or ($0.02) per share, in 2019. The non-controlling interest share of net income was $7,000 for 2020 compared to a share of net loss of $29,000 for 2019. Q4’20 net income attributable to Acorn shareholders improved to $417,000, or $0.01 per share, from a net loss of $61,000, or $0.00 per share in Q4’19. The non-controlling interest share of net income for Q4’20 was $6,000 compared to zero for Q4’19. Excluding the gain from the PPP extinguishment, Acorn would have recorded consolidated Q4’20 net income before non-controlling interest of $2,000.

Liquidity and Capital Resources

Cash generated from operating activities improved to $464,000 in 2020, including $164,000 generated in Q4, which compares to a use of cash of $1.2M in 2019, including a use of $288,000 in Q4’19.

At December 31, 2020, consolidated cash and cash equivalents increased to $2,063,000 from $1,247,000 at December 31, 2019. The increase of $816,000, is mainly due to cash generated from operating activities plus net proceeds from PPP loans, partially offset by investments in the business.

OmniMetrix’s outstanding balance on its receivables-based line of credit as of December 31, 2020 was $149,000, as compared to $136,000 at December 31, 2019. This line was paid off and management elected not to renew the credit line but rather allowed it to expire in accordance with its terms on February 28, 2021. Acorn believes the Company’s current cash and expected cash flow from operations provides sufficient liquidity to finance the company’s existing operations for the foreseeable future.

The continuing global impact of COVID-19 remains an uncertainty. The Company’s operations could be materially affected by a lingering pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible effects may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism in the Company’s labor workforce, and supply chain disruption.

Conference Call Details

Date/Time:	Tuesday, March 16th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year ended December 31,		Three months ended December 31,
	2020	2019	2020	2019

Revenue	$5,922	$5,490	$1,599	$1,400
Cost of sales	1,791	1,900	489	454
Gross profit	4,131	3,590	1,110	946
Operating expenses:
Research and development expenses	619	559	166	139
Selling, general and administrative expenses	3,822	3,730	935	915
Total operating expenses	4,441	4,289	1,101	1,054
Operating income (loss)	(310)	(699)	9	(108)
Finance expense, net	(35)	2	(7)	(3)
Gain on SBA PPP loan extinguishment	421	—	421
Income (loss) before income taxes	76	(697)	423	(111)
Income tax expense	—	—	—	—
Net income (loss) after income taxes	76	(697)	423	(111)
Gain on sale of interest in DSIT, net of transaction costs	—	50	—	50
Net income (loss)	76	(647)	423	(61)
Non-controlling interest share of (income) loss	(7)	29	(6)	—
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$69	$(618)	$417	$(61)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Net income (loss) per share attributable to Acorn Energy, Inc. shareholders – basic and diluted	$0.00	$(0.02)	$0.01	$(0.00)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	39,674	35,495	39,688	39,591
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	39,713	35,495	39,766	39,591

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$2,063	$1,247
Accounts receivable, net	608	962
Inventory, net	236	291
Other current assets	126	189
Deferred charges	764	741
Total current assets	3,797	3,430
Property and equipment, net	268	189
Right-of-use assets, net	494	587
Other assets	642	778
Total assets	$5,201	$4,984

LIABILITIES AND DEFICIT
Current liabilities:
Short-term bank credit	$149	$136
Accounts payable	229	197
Accrued expenses	168	136
Deferred revenue	3,214	3,004
Current operating lease liabilities	99	53
Other current liabilities	33	68
Total current liabilities	3,892	3,594
Long-term liabilities:
Deferred revenue	1,340	1,491
Noncurrent operating lease liabilities	443	542
Other long-term liabilities	45	2
Total long-term liabilities	1,828	2,035
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,687,589 and 39,591,339 shares at December 31, 2020 and 2019, respectively	397	396
Additional paid-in capital	102,726	101,655
Warrants	3	1,021
Accumulated deficit	(100,613)	(100,682)
Treasury stock, at cost – 801,920 shares at December 31, 2020 and 2019	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(523)	(646)
Non-controlling interests	4	1
Total deficit	(519)	(645)
Total liabilities and deficit	$5,201	$4,984

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,
	2020	2019
Cash flows provided by (used in) operating activities:
Net income (loss)	$76	$(647)
Depreciation and amortization	22	56
Non-cash lease expense	118	28
Gain on sale of investment in DSIT, net of income taxes and transaction costs	—	(50)
Forgiveness of SBA PPP loan	(421)	—
Stock-based compensation	35	22
Professional fees paid in common stock	—	18
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	354	(297)
Decrease (increase) in inventory	55	(30)
Increase in deferred charges, other current assets and other assets	176	24
Increase in deferred revenue	59	434
Decrease in amounts due to former directors	—	(323)
Increase in operating lease liability	(78)	(47)
Increase (decrease) in accounts payable, accrued expenses, other current liabilities and non-current liabilities	68	(409)
Net cash provided by (used in) operating activities	464	(1,221)

Cash flows used in investing activities:
Purchases of software	(93)	(162)
Payments made for patent filings	(8)	(3)
Purchase of non-controlling interest in OmniMetrix	—	(950)
Net cash provided by (used in) investing activities	(101)	(1,115)

Cash flows provided by financing activities:
Short-term credit, net	13	136
Proceeds from rights offering, net of expenses of $208	—	2,184
Proceeds from SBA PPP loans, net of repayments	421	—
Stock option exercise proceeds	19	—
Net cash provided by financing activities	453	2,320

Net increase (decrease) in cash, cash equivalents and restricted cash	816	(16)
Cash, cash equivalents and restricted cash at the beginning of the year	1,247	1,263
Cash, cash equivalents and restricted cash at the end of the year	$2,063	$1,247